SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  June 27, 2005

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Sturlugata 8, IS-101 Reykjavík, Iceland

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01  Other Events.

On June 27, 2005, deCODE genetics, Inc. issued the following press release:

deCODE Provides Drug Development Update

Advancing clinical pipeline in major indications; unique capabilities in human genetics driving broadening preclinical portfolio

Reykjavik, ICELAND, June 27, 2005 - deCODE genetics (Nasdaq:DCGN) today provided an update on its lead clinical and preclinical drug development programs in connection with the company’s annual analyst and investor event being held today in Reykjavik.

Among the highlights to be discussed at the event:

Atherosclerosis - DG041. In atherosclerosis of the extremities, or peripheral arterial occlusive disease (PAOD), the company is working to meet the need for a novel and selective anti-platelet compound that can improve blood flow through the affected arteries. DG041, deCODE’s developmental compound for the treatment of PAOD, is a first-in-class small-molecule inhibitor of the EP3 receptor for prostaglandins E2. deCODE identified the EP3 receptor as a drug target through its population genetics research, which has linked variations in the gene encoding the EP3 receptor to susceptibility to PAOD. The company recently completed the single-dose escalation trial of its Phase I clinical program for DG041, and the results indicate that DG041 was well tolerated at all dose levels tested; no side-effects were detected in the trial, and in particular DG041 did not prolong bleeding time. Additionally, doses were identified which appear to completely inhibit platelet aggregation stimulated through the EP3 receptor. The trial enrolled 54 healthy volunteers and examined doses of 50mg, 100mg and 200mg. The multiple-dose Phase I trial of DG041 is currently underway and the company expects to complete its Phase I clinical development program by the fall.

Asthma. One of the most pressing therapeutic needs in asthma is for a non-steroidal means of effectively controlling or preventing asthma attacks. Through its population genetics work, deCODE has linked versions of the gene encoding the MAP3K9 kinase with significantly increased risk of asthma. In December last year, deCODE formed a co-development alliance to conduct a Phase II clinical trial in asthma of a compound that inhibits this target developed by a third party in another indication. The randomized, double-blind and placebo-controlled trial began in May and is enrolling 160 asthma patients with the at-risk variants of the gene. Participants are divided into four groups, three receiving various doses of active drug and one receiving placebo. The study is examining safety and tolerability, as well as improvement in lung function and reduction in airway inflammation. The company expects to present results from the trial later this year.

Heart Attack - DG031. deCODE last month published in JAMA the results of its Phase II clinical studies of DG031, its developmental compound for the prevention of heart attack. The results showed that DG031 works to correct a biological perturbation caused by genetic risk factors for heart attack the company has identified, and lowers levels of well established biomarkers for risk of heart attack, including C-reactive protein (CRP) and myeloperoxidase (MPO). The company is utilizing the data gleaned from the Phase II program in the design of its Phase III clinical outcome study, and is seeking a Special Protocol Assessment from the U.S.

Food and Drug Administration (FDA) for the Phase III trial. The company expects to begin enrollment for the trial in the fall.

PDE4 - Vascular disease/stroke. Under its partnership with Roche formed early this year to develop PDE4 inhibitors for vascular disease and stroke, deCODE is working to optimize screening hits to identify compounds to take into advanced preclinical development.

Obesity. The company has identified three targets involved in obesity, and under its alliance with Merck has advanced one target through high-throughput screening.

Type 2 diabetes. The company has replicated in U.S. and European cohorts its discovery in Iceland of variations in the gene encoding KChIP1 conferring risk of the disease, pointing the way to a potentially powerful new means of stimulating insulin secretion.

About deCODE

deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of drugs for common diseases. deCODE is a global leader in gene discovery - our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. deCODE is also leveraging its expertise in human genetics and integrated drug discovery and development capabilities to offer innovative products and services in DNA-based diagnostics, bioinformatics, genotyping, structural biology, drug discovery and clinical development. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

	By:	/s/ Kari Stefansson
Kari Stefansson,
President, Chief Executive Officer

Dated: July 5, 2005